Ex. 99.1
Rent-Way, Inc.
Audited Financial Statements
Year Ended September 30, 2006

PAGE
Index to Financial Statements
Report of Independent Auditors	3
Financial Statements:
Consolidated Balance Sheet as of September 30, 2006	4
Consolidated Statement of Operations for the Year Ended September 30, 2006	5
Consolidated Statement of Shareholders’ Equity for the Year Ended September 30, 2006	6
Consolidated Statement of Cash Flows for the Year Ended September 30, 2006	7
Notes to Consolidated Financial Statements	8

RENT-WAY, INC.
Report of Independent Auditors
The Board of Directors and Shareholders of Rent-Way, Inc.:
We have audited the accompanying consolidated balance sheet of Rent-Way, Inc. and subsidiaries as of September 30, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rent-Way, Inc. and subsidiaries at September 30, 2006, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.
Effective October 1, 2005, the Company adopted FASB Statement No. 123(R) Share-Based Payment (see Note 13).
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
December 22, 2006

RENT-WAY, INC.
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2006
(all dollars in thousands, except share data)

ASSETS
Cash and cash equivalents	$10,782
Prepaid expenses	6,251
Rental merchandise, net (Note 5)	208,404
Deferred income taxes, net of valuation allowance of $82,386 and (Note 11)	—
Property and equipment, net (Note 5)	45,709
Goodwill (Note 4)	187,500
Deferred financing costs, net of accumulated amortization of $3,835	5,123
Intangible assets, net of accumulated amortization of $3,334 (Note 4)	1,831
Other assets (Note 6)	5,930

Total assets	$471,530

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$20,677
Other liabilities (Note 7)	67,049
Deferred tax liability (Note 11)	20,742
Debt (Note 8)	228,744

Total liabilities	337,212

Contingencies (Note 10)	—
Convertible redeemable preferred stock (Note 9)	23,721

Shareholders’ equity:
Preferred stock, without par value; 1,000,000 shares authorized; 2,000 shares were issued and outstanding as Series A convertible preferred shares	—

Common stock, without par value; 50,000,000 shares authorized; 26,681,376 shares issued and outstanding	305,073

Additional paid in capital	1,895
Treasury Stock	(191)
Accumulated deficit	(196,180)

Total shareholders’ equity	110,597

Total liabilities and shareholders’ equity	$471,530

The accompanying notes are an integral part of these financial statements.

RENT-WAY, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2006
(all dollars in thousands)

REVENUES:
Rental revenue	$450,688
Prepaid phone service revenue	15,861
Other revenues	69,318

Total revenues	535,867
COSTS AND OPERATING EXPENSES:
Depreciation and amortization:
Rental merchandise	142,632
Property and equipment	14,870
Amortization of intangibles	798
Cost of prepaid phone service	9,897
Salaries and wages	146,155
Advertising, net	18,760
Occupancy	40,823
Other operating expenses	129,334

Total costs and operating expenses	503,269

Operating income	32,598
OTHER INCOME (EXPENSE):
Interest expense	(29,071)
Interest income	78
Amortization of deferred financing costs	(1,332)
Other expense, net	(4,055)

Loss before income taxes and discontinued operations	(1,782)
Income tax expense	5,067

Loss before discontinued operations	(6,849)
Loss from discontinued operations	(137)

Net loss	$(6,986)

The accompanying notes are an integral part of these financial statements

RENT-WAY, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE YEAR ENDED SEPTEMBER 30, 2006
(all dollars and shares in thousands)

				Additional
	Common Stock		Treasury	Paid In	Accumulated
	Shares	Amount	Stock	Capital	Deficit	Total
Balance at September 30, 2005	26,381	$305,033	$—	$—	$(186,799)	$118,234

Net loss	—	—	—	—	(6,986)	(6,986)
Issuance of common stock under stock option plans	300	40	(191)	—	—	(151)
Short swing profits received from shareholder (Note 12)	—	—	—	1,444	—	1,444
Stock compensation expense	—	—	—	451	—	451
Preferred stock dividend	—	—	—	—	(1,600)	(1,600)
Accretion of preferred stock	—	—	—	—	(795)	(795)

Balance at September 30, 2006	26,681	$305,073	$(191)	$1,895	$ (196,180)	$110,597

The accompanying notes are an integral part of these financial statements.

RENT-WAY, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED SEPTEMBER 30, 2006
(all dollars in thousands)

OPERATING ACTIVITIES:
Net loss	$(6,986)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	137
Depreciation and amortization	144,678
Carrying value of rental merchandise sold	15,410
Deferred income taxes	4,886
Goodwill impairment	3,065
Market adjustment for preferred stock conversion option derivative	4,997
Stock-based compensation expense	451
Loss on disposal of property and equipment	698
Write-off of software development project	2,977
Changes in assets and liabilities:
Prepaid expenses	1,711
Rental merchandise	(156,849)
Rental merchandise deposits and credits due from vendors	400
Other assets	116
Accounts payable	(3,067)
Other liabilities	2,476

Net cash provided by continuing operations	15,100
Net cash used in discontinued operations	(137)

Net cash provided by operating activities	14,963

INVESTING ACTIVITIES:

Purchases of businesses, net of cash acquired	(6,036)
Purchases of property and equipment	(7,408)
Proceeds from sale of stores	3,932

Net cash used in investing activities	(9,512)

FINANCING ACTIVITIES:
Proceeds from borrowings	111,150
Payments on borrowings	(104,177)
Payments on capital leases	(7,581)
Deferred financing costs	(193)
Issuance of common stock	40
Short swing profits received from shareholder	1,444
Purchase of treasury stock	(191)
Dividends paid	(1,600)

Net cash used in financing activities	(1,108)

Increase in cash and cash equivalents	4,343

Cash and cash equivalents at beginning of year	6,439

Cash and cash equivalents at end of year	$10,782

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollars in thousands)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     BUSINESS AND ORGANIZATION. Rent-Way, Inc. (the “Company” or “Rent-Way”) is a corporation organized under the laws of the Commonwealth of Pennsylvania. The Company operates a chain of stores that rent durable household products such as home entertainment equipment, furniture, major appliances, computers, and jewelry to consumers on a weekly, bi-weekly, semi-monthly or monthly basis in thirty-four states. The stores are primarily located in the Midwestern, Eastern and Southern regions of the United States. The Company also provides prepaid local phone service to consumers on a monthly basis through its majority-owned subsidiary, dPi Teleconnect, LLC (“DPI”).
     BASIS OF PRESENTATION. The Company presents an unclassified balance sheet to conform to practice in the industry in which it operates. The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated.
     ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
     SEASONALITY OF BUSINESS. The Company’s operating results are subject to seasonality. The first fiscal quarter typically has a greater number of rental-purchase agreements entered into because of traditional holiday shopping patterns. Management plans for these seasonal variances and takes particular advantage of the first quarter with product promotions and marketing campaigns. Because many of the Company’s expenses do not fluctuate with seasonal revenue changes, such revenue changes may cause fluctuations in the Company’s quarterly earnings.
     RENTAL MERCHANDISE, RENTAL REVENUE AND DEPRECIATION. Rental merchandise is rented to customers pursuant to rental agreements, which provide for either weekly, biweekly, semi-monthly or monthly rental payments collected in advance. Rental revenues are recorded in the period they are earned. Rental payments received prior to when they are earned are recorded as deferred rental revenue and a receivable is recorded for the rental revenues earned in the current period and received in the subsequent period. Incremental direct costs related to the origination of these revenues are deferred.
     Merchandise rented to customers or available for rent is classified in the consolidated balance sheet as rental merchandise and is valued at cost on a specific identification method. Write-offs of rental merchandise arising from customers’ failure to return merchandise and losses due to excessive wear and tear of merchandise are recognized using the allowance method.
     The Company uses the “units of activity” depreciation method for all rental merchandise except computers, electronic game systems and cell phones. Under the units of activity method, rental merchandise is depreciated as revenue is earned. Thus, rental merchandise is not depreciated during periods when it is not on rent and therefore not generating rental revenue. Personal computers are principally depreciated on the straight-line basis over 24 months beginning on the acquisition date. Electronic game systems are depreciated on the straight-line basis over 6-18 months. Cell phones are depreciated on a straight-line basis over 12 months.
     OTHER REVENUE. Other revenue includes revenue from various services and charges to rental customers, including late fees, liability waiver fees, processing fees, sales of used merchandise and preferred customer club membership fees. Liability waiver fees, processing fees and preferred customer club membership fees are recorded in the period they are earned. The carrying value of rental merchandise sold to customers is included in depreciation and amortization in the consolidated statement of operations. Payments received prior to when they are earned are recorded as deferred revenue and a receivable is recorded for the revenues earned in the current period and received in the subsequent period. Late fees and cash sales of used merchandise are recognized when received.
     VOLUME REBATES. The Company participates in volume rebate programs with some of its rental merchandise suppliers. On an annual basis, management calculates the amount of the rebate and submits a request for payment. Upon receipt of the rebate, the Company records deferred income. The rebate is amortized on a straight-line basis over 18 to 20 months, the average life of the underlying rental merchandise, commencing on the date cash is received and is recorded as an offset to rental merchandise depreciation expense.
     PREPAID PHONE SERVICE. Prepaid phone service is provided to customers on a month-to-month basis. Prepaid phone service revenues are comprised of monthly service revenues and activation revenues. Monthly service revenues are recognized on a straight-line basis over the related monthly service period, commencing when the service period begins. The cost of monthly service is also recognized over the monthly service period and is included in “cost of prepaid phone service” in the statement of operations. Activation revenues and costs are recognized on a straight-line basis over the estimated average life of the customer relationship.

     CONVERTIBLE REDEEMABLE PREFERRED STOCK. On June 2, 2003, the Company sold $15,000 in newly authorized convertible redeemable preferred stock through a private placement. The proceeds of $14,161, net of issuance costs of $839, were used to repay the previous senior credit facility. The Company sold an additional $5,000 of convertible redeemable preferred stock through a private placement during fiscal year 2004. The net proceeds were used in operations. The net proceeds are classified outside of permanent equity because of the mandatory redemption date and other redemption provisions. (See Note 9.)
     STATEMENT OF CASH FLOWS INFORMATION. Cash and cash equivalents consist of cash on hand and on deposit and highly liquid investments with maturities of three months or less when purchased. Cash equivalents are stated at cost, which approximates market value. The Company maintains deposits with several financial institutions. The Federal Deposit Insurance Corporation does not insure deposits in excess of $100 and mutual funds.
     Supplemental disclosures of cash flow information for the year ended September 30, 2006, are as follows:

CASH PAID (RECEIVED) DURING THE YEAR FOR:
Interest	$29,041
Income taxes (refunds)	—
NONCASH INVESTING ACTIVITIES:
Assets acquired under capital lease (Note 11)	8,746
     PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION AND AMORTIZATION. Property and equipment are stated at cost. Additions and improvements that significantly extend the lives of depreciable assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. The Company’s corporate headquarters and other buildings are depreciated over periods ranging from 20 to 40 years on a straight-line basis. Depreciation of furniture and fixtures, signs and vehicles is provided over the estimated useful lives of the respective assets (three to five years) on a straight-line basis. Leasehold improvements are amortized over the shorter of the term of the lease (and those renewal periods that are reasonably assured) or the assets useful economic life. Property under capital leases is amortized over the respective lease term on a straight-line basis (see Note 10). The Company incurs repairs and maintenance costs and costs for signage applied to its owned and leased vehicles and expenses such costs as incurred. The Company reviews the recoverability of the carrying value of long-term assets using an undiscounted cash flow method.
     INCOME TAXES. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at year end using income tax rates under existing legislation expected to be in effect at the date such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will expire before the Company is able to realize their benefit, or that future deductibility is uncertain. Deferred income taxes are adjusted for tax rate changes as they occur.
     GOODWILL. Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets” requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying condensed consolidated statement of operations. The Company recorded an impairment to DPI goodwill of $3,065, for the year ended September 30, 2006 (see Note 4).
     INTANGIBLE ASSETS. Customer contracts are stated at cost less amortization calculated on a straight-line basis over 22 months. Non-compete agreements and prepaid consulting fees are stated at cost less amortization calculated on a straight-line basis over the terms of the related agreements. The music rights license is discounted to its present value. The stated value is amortized on a straight-line basis over the 5 year agreement term. The associated obligation is payable over 5 years. The remaining payments are $425 in both fiscal 2007 and 2008, and $450 in fiscal 2009.
     ADVERTISING EXPENSE. The Company incurs three types of advertising costs: production and printing, distribution, consisting primarily of postage, and communication. Advertising costs for production and printing are expensed when incurred. Advertising costs for distribution, consisting primarily of postage, are expensed when the promotion begins. Cost of communicating is expensed as the communication occurs as advertisements.
     LEGAL EXPENDITURES. Legal costs are recorded as incurred. The Company’s experience with outside legal counsel is that services rendered are billed within 30 days of the close of the month the work was performed. Legal contingencies are recorded when they are estimable and probable in accordance with Statement of Financial Accounting Statements No. 5, “Accounting for Contingencies.”
     DEFERRED FINANCING COSTS. Deferred financing costs consists of bond issuance costs and loan origination costs which were incurred in connection with the sale of $205,000 of senior secured notes and a $60,000 revolving credit facility that was closed June 2, 2003. The bond issuance costs of $6,704 are amortized using the effective interest method over the seven-year term of the bonds. The loan origination costs of $2,062 are amortized on a straight-line basis over the five-year bank credit agreement. On November 18, 2005, the Company incurred $193 of deferred costs associated with an amendment to the bank revolving credit facility. These costs are being amortized over the remaining term of the agreement. Deferred financing cost amortization was $1,332 for the year ended September 30, 2006.
     COMPANY HEALTH INSURANCE PROGRAM. Effective January 1, 2006, the Company converted to a fully self-insured program. The Company funds actual claims and uses a claims lag report provided by the insurance company to estimate the Company’s incurred but not reported (IBNR) claims liability. The Company’s IBNR claims liability was $1,607 at September 30, 2006, and is included in accrued liabilities on the accompanying consolidated balance sheet.
Prior to January 1, 2006, the Company determined its insurance liability based on funding factors determined by cost plus rates for a fully insured plan and monthly headcount. The contracted rate was determined based on experience, prior claims filed and an estimate of future claims. A retrospective adjustment for over (under) funding of claims is recorded in other operating expenses in the consolidated statement of operations when determinable and probable. The Company received a refund for the retrospective insurance adjustments of $836 for the fiscal year ended September 30, 2006.
     COMPANY LIABILITY INSURANCE PROGRAMS. Starting in 2001, the insurance liability for workers’ compensation, automobile and general liability costs are determined based on claims filed and company experience. Losses under the deductible in the workers’ compensation, automobile and general liability programs are pre-funded based on the insurance company’s loss estimates. Loss estimates are adjusted for developed incurred losses at 18 months following policy inception and every 12 months thereafter. Retrospective adjustments to loss estimates are recorded when determinable and probable. The Company received a refund for the retrospective insurance adjustments of $1,464 for fiscal year ended September 30, 2006.
     For fiscal years 2000 and 1998, the Company was insured under deductible programs with aggregate stop loss coverage on major claims. Claims within the insured deductible limits that were less than stop loss aggregates, were funded as claims developed using AM Best loss development factors. The Company is at its aggregate for 2000 and 1998. The fiscal 1999 worker’s compensation insurance had no aggregate retention and was funded as claims developed using AM Best loss development factors. Reserves were developed by independent actuaries and totaled $420 at September 30, 2006.
     OPERATING LEASES AND DEPRECIATION OF LEASEHOLD IMPROVEMENTS. Rent expense for operating leases, which may have escalating rentals over the term of the lease, is recorded on a straight-line basis over the initial lease term. The initial lease term includes the “build out” period of leases, where no rent payments are typically due under the terms of the lease. The difference between rent expense and rent paid is recorded as a deferred rent liability and is included in the consolidated balance sheets. Construction allowances received from landlords are recorded as a deferred rent liability and amortized to rent expense over the initial term of the lease. The Company’s statement of cash flows reflects the receipt of construction allowances as an increase in cash flows from operating activities. Depreciation of leasehold improvements is over the shorter of the term of the lease (and those renewal periods that are reasonably assured) or the asset’s useful economic life.
     FAIR VALUE DISCLOSURE. Fair values of the Company’s convert option of preferred stock derivative financial instruments and bonds payable have been determined from information obtained from independent third parties or traded values. Fair values of other assets and liabilities including letters of credit, revolving credit debt and accounts payable are estimated to approximate their carrying values.

     The estimated fair value of the Company’s financial instruments at September 30, 2006 is as follows:

	Carrying	Fair
	Value	Value
Preferred stock, including convert option	$(23,721)	$(23,721)

Bonds payable	$(202,741)	$(238,000)

     STOCK BASED COMPENSATION. Effective October 1, 2005, the Company adopted the provisions of FASB Statement of Financial Accounting Standards No. 123(revised 2004) “Share Based Payment” for its stock based compensation plans (see Note 13).
     DISCONTINUED OPERATIONS. On February 8, 2003, the Company sold rental merchandise and related contracts of 295 stores to Rent-A-Center, Inc. Rent-A-Center, Inc. purchased certain fixed assets and assumed related store leases of 125 of these stores. Accordingly, for financial statement purposes, the assets, liabilities, results of operations and cash flows of this component have been segregated from those of continuing operations and are presented in the Company’s financial statements as discontinued operations (see Note 2).
2. DISCONTINUED OPERATIONS:
     The Company sold rental merchandise and related contracts of 295 stores to Rent-A-Center, Inc. for approximately $100,400 during the 2003 fiscal year. These stores are all included in the household rental segment. Rent-A-Center, Inc. purchased certain fixed assets and assumed related store leases of 125 of these stores. As required under the Company’s credit agreement, all proceeds of the sale, net of transaction costs, store closing and similar expenses, were used to pay existing bank debt. The assets sold include rental merchandise, certain vehicles under capital leases and certain other fixed assets. Vehicle lease obligations were paid by the Company out of the proceeds from the sale.
     The asset group was distinguishable as a component of the Company and classified as held for sale in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment on Disposal of Long-Lived Assets.” Direct costs to transact the sale were comprised of, but not limited to, broker commissions, legal and title transfer fees and closing costs.
     In connection with the sale of the stores, the Company has and will continue to incur additional direct costs related to the sale and exit costs related to these discontinued operations. Costs associated with an exit activity include, but are not limited to termination benefits, costs to terminate a contract that is not a capital lease and costs to consolidate facilities or relocate employees and are accounted for in accordance with Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” The Company accrued employee separation costs as costs were incurred in accordance with SFAS 146. These costs are included in the results of discontinued operations in accordance with SFAS 144.
     Related operating results have been reported as discontinued operations in accordance with SFAS 144. The Company reclassified the results of operations of the disposed component for the prior periods in accordance with provisions of SFAS 144. There have been no corporate expenses included in expenses from discontinued operations. Net loss from the discontinued operations for the year ended September 30, 2006 were as follows:

2006
Operating expenses from discontinued operations (including exit costs) (1)	$(137)

Net loss from discontinued operations	$(137)

(1)	The Company records exit costs associated with the monthly rent and common area maintenance charges until leases are terminated or expired, in accordance with SFAS 146.
     There were no assets or liabilities held for sale included in the consolidated balance sheet as of September 30, 2006.
3. ACQUISITIONS AND DISPOSALS:
During fiscal year 2006, the Company acquired rental contracts and merchandise of 21 rental-purchase stores. The purchase price was approximately $6,036. The Company assigned a value of $2,984 to the acquired rental merchandise, $378 to amortizable assets (non-compete agreements and customer lists), and $2,674 to goodwill.
During fiscal year 2006, the Company sold rental contracts and merchandise of 13 rental-purchase stores. The sales price was approximately $3,932. The Company sold merchandise with a carrying value of $2,975 and fixed assets with a carrying value of $44. The goodwill allocated to these sales was approximately $1,396. The overall loss on these sales was $423 and was recorded in other income (expense) on the consolidated statement of operations.
The Company allocated goodwill to disposals based on their relative fair value of the Company as determined by a third party in the annual goodwill valuation in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”
4. INTANGIBLE ASSETS:
     The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” In accordance with provisions of SFAS 142, the Company completed its annual impairment test during the quarter ended September 30, 2006, with the assistance of an independent valuation firm. Due to a decrease in the customer base and increased competition in the prepaid telephone service segment, operating profits and cash flows were lower than expected. Based on that trend, the earnings forecast was revised. An impairment loss of $3,065 was recognized in that reporting unit. The fair value was estimated using a combination of a market and income approach. This impairment is recorded in other operating expenses on the Company’s statement of operations.
     The following table shows the net carrying value of goodwill for the Company’s segments at September 30, 2006:

	Household	Prepaid Telephone
	Rental Segment	Service Segment	Total
Balance at September 30, 2005	$182,343	$6,944	$189,287

Additions from acquisitions	2,674	—	2,674
Impairment	—	(3,065)	(3,065)
Disposal	(1,396)	—	(1,396)

Balance at September 30, 2006	$183,621	$3,879	$187,500

     The following table reflects the components of amortizable intangible assets at September 30, 2006:

	Purchase	Cumulative	Net Carrying
	Amount	Amortization	Amount
Balance at September 30, 2006:
Amortizable intangible assets:
Non-compete agreements	$2,838	$(2,683)	$155
Music rights license	1,882	(382)	1,500
Customer contracts	162	(122)	40
Customer list	283	(147)	136

	$5,165	$(3,334)	$1,831

     At September 30, 2006, future aggregate annual amortization of amortizable intangible assets is as follows:

Fiscal Year	Amount
2007	$606
2008	458
2009	394
2010	373

$1,831

     Amortization expense of amortizable intangible assets for the year ended September 30, 2006, was $798. There were no changes to the amortization methods and lives of the amortizable intangible assets.
5. RENTAL MERCHANDISE AND PROPERTY AND EQUIPMENT:
     Cost and accumulated depreciation of rental merchandise consists of the following at September 30, 2006:

Cost	$339,025
Less accumulated depreciation	128,026
Less reserve for losses	1,992
Less deferred credits	603

$208,404

     During 2006, the Company received $1,425 of insurance proceeds for merchandise lost in last year’s hurricanes that was recorded as a reduction to other operating expenses.

     The Company uses a direct-ship policy from their vendors to the stores. As a result, the Company has eliminated the need for internal warehousing and distribution. This policy reduces the amount of rental merchandise not on rent. On-rent and held for rent levels of rental merchandise consists of the following at September 30, 2006:

On-rent merchandise	$275,295
Held for rent merchandise	63,730

$339,025

     The Company uses the allowance method in accounting for losses. These losses are recorded in other operating expenses and were incurred as follows for the year ended September 30, 2006:

Lost merchandise	$586
Stolen merchandise	15,592
Discarded merchandise	2,691
Additional reserve for expected losses	284

Losses included in continuing operations	$19,154

     Property and equipment consists of the following at September 30, 2006:

Transportation equipment	$43,962
Furniture and fixtures	35,396
Leasehold improvements	36,328
Signs	5,274
Buildings	5,548
Land	1,939

128,447
Less accumulated depreciation and amortization	(82,738)

$45,709

     Furniture and fixtures includes computer hardware and software costs of $24,882. During the year ended September 30, 2006, there was a charge to the statement of operations of $2,977 for the write-off of software development costs. The Company determined during the quarter ended September 30, 2006 that it will not complete the development or put the software into service as a result of its acquisition (see Note 15). This amount is included in other operating expenses in the Company’s consolidated statement of operations.
6. OTHER ASSETS:
     Other assets consist of the following at September 30, 2006:

Other receivables	$2,852
Other inventory	571
Deposits	865
Other	1,642

Total other assets	$5,930

7. OTHER LIABILITIES:
     Other liabilities consist of the following at September 30, 2006:

Accrued salaries, wages, tax and benefits	$12,488
Capital lease obligations	20,271
Accrued preferred dividend and interest	7,807
Vacant facility lease obligations	2,352
Deferred revenue	9,312
Accrued property taxes	2,872
Other	11,947

Total other liabilities	$67,049

8. DEBT:
     Debt consists of the following at September 30, 2006:

Senior secured notes	$202,741
Revolving credit facility	26,000
Note payable and other	3

$228,744

     The Company’s senior secured notes have the following important terms. The $205,000 principal amount of senior secured notes bear interest at 11.875% and are due June 15, 2010. The interest on the secured notes is payable semiannually on June 15 and December 15. The secured notes are guaranteed on a senior basis by all existing and future domestic restricted subsidiaries of the Company other than DPI, which is an unrestricted subsidiary. The Company may redeem the secured notes, in whole or in part, at any time prior to June 15, 2010, at a redemption price equal to the greater of:
a)	100% of the principal amount of the notes to be redeemed; and

b)	the sum of the present values of (i) 100% of the principal amount of the notes to be redeemed at June 15, 2010, and (ii) the remaining scheduled payments of interest from the redemption date through June 15, 2010, but excluding accrued and unpaid interest to the redemption date, discounted to the redemption date at the treasury rate plus 175 basis points;
plus, in either case, accrued and unpaid interest to the redemption date.
     The secured notes were offered at a discount of $3,583, which is being amortized using the effective interest method, over the term of the secured notes. Amortization of the discount is recorded as interest expense and was $457 for the year ended September 30, 2006. Costs representing underwriting fees and other professional fees of $6,704 are being amortized, using the effective interest method, over the term of the secured notes. The secured notes rank senior in right to all of the Company’s existing and future subordinated debt, have a lien position ranking second to the bank revolving credit facility and effectively junior in right of payment to all existing and future debt and other liabilities of the Company’s subsidiaries that are not subsidiary guarantors. The secured notes contain covenants that will, among other things, limit the Company’s ability to incur additional debt, make restricted payments, incur any additional liens, sell certain assets, pay dividend distributions from restricted subsidiaries, transact with affiliates, conduct certain sale and leaseback transactions and use excess cash flow.
     Under the indenture for the secured notes, if the Company (a) has any excess cash flow or amounts on deposit in the excess cash flow collateral account, (b) has a leverage ratio equal to or greater than 2.50 to 1.00 or a rent-adjusted leverage ratio equal or greater than 4.00 to 1.00, and (c) has cash and cash equivalents of more than $10,000, the Company must repay debt (if any) outstanding under the revolving credit facility in an amount equal to the remainder (if positive) of (1) the amount of such cash and cash equivalents minus (2) the sum of $10,000 plus such excess cash flow. Thereafter, if the Company (a) has any excess cash flow with respect to such fiscal year plus amounts on deposit in the excess cash flow collateral account of at least $1,000 in the aggregate and (b) the coverage ratio is equal to or greater than 2.50 to 1.00 or the rent-adjusted leverage ratio is equal to or greater than 4.00 to 1.00, then the Company either must use the excess cash flow plus such amounts on deposit to repay debt (if any) outstanding under the revolving credit facility or, subject to limitations, must use 75% of any excess cash flow plus such amounts on deposit remaining after repayment of debt outstanding under the revolving credit facility to make an offer to purchase notes at a purchase price equal to 104.25% of the aggregate principal amount thereof, plus accrued and unpaid interest to the purchase date. The Company must deposit in the excess cash flow collateral account all of the portion of the 75% of such remaining excess cash flow not used to purchase notes. The Company may use 25% of the excess cash flow remaining with respect to such fiscal year after repayment of debt outstanding under the revolving credit facility. All of the Company’s obligations to use excess cash flow as described above terminate upon the first fiscal year end of the Company at which both (a) the leverage ratio is less than 2.50 to 1.00 and (b) the rent-adjusted leverage ratio is less than 4.00 to 1.00. Under the indenture, “excess cash flow” means for any fiscal year, EBITDA for the Company and its consolidated restricted subsidiaries for such year, adjusted for certain items. “Excess cash collateral account” is an account maintained by the collateral agent in which the Company deposits all of the portion of the 75% of the excess cash flow remaining after payment of debt outstanding under the revolving credit facility. The Company is in compliance with all covenants at September 30, 2006.
     The Company’s bank revolving credit facility has the following material terms. The facility is with Harris Trust and Savings Bank, acting as administrative agent, and Bank of Montreal as lead arranger, and provides for National City Bank to act as syndication agent and provides for senior secured revolving loans of up to $60,000 including a $15,000 sub-limit for standby and commercial letters of credit and a $5,000 swing line sub-limit. The credit facility will expire five years from closing (June 2, 2008). There is $26,000 outstanding on the bank credit facility and $3,196 of outstanding letters of credit with $30,804 available at September 30, 2006. Deferred financing costs of $2,062 are being amortized, over the 5-year term of the bank agreement. On November 18, 2005, the Company entered into a third amendment to the bank revolving credit facility and incurred $193 of deferred costs associated with that amendment. The deferred financing costs are being amortized over the remaining term of the agreement. The credit facility is guaranteed by all of the wholly owned domestic subsidiaries and collateralized by first priority liens on substantially all of the Company’s and subsidiary guarantors’ assets, including rental contracts and the stock held in domestic subsidiaries. The Company may elect that each borrowing of revolving loans be either base rate loans or Eurodollar loans. The Eurodollar loans bear interest at a rate per annum equal to an applicable margin plus LIBOR adjusted for a reserve percentage. Under the base rate option, the Company will borrow money based on the greater of (a) the prime interest rate or (b) the federal funds rate plus 0.50%, plus, in each case, a specified margin. A 0.50% commitment fee is paid quarterly on the unused amount of the revolving credit facility. Upon a default, interest will accrue at 2% over the applicable rate. The Company will be required to make specified mandatory prepayments upon subsequent debt or equity offerings and asset dispositions.
     Effective November 18, 2005, the Company amended its bank revolving credit facility to change the financial covenants to allow for the effect of opening and acquiring new stores. The leverage ratio, capital expenditures, and minimum financial EBITDA covenants were amended as shown in the financial covenants required under the credit facility in the following section.
     The financial covenants required under the credit facility are as follows:
The leverage ratio is total funded debt less an amount on deposit in the excess cash flow escrow account to EBITDA for the four fiscal quarters then ended. As of the last day of each fiscal quarter ending during each of the periods specified below, the leverage ratio at such time should not be greater than:

Shall Not Exceed
Amended Credit
		Credit Agreement as of	Agreement as of
From and Including	To and Including	September 30, 2005	November 18, 2005
July 1, 2005	December 31, 2005	4.75 to 1.00	—
January 1, 2006	March 31, 2006	4.50 to 1.00	—
April 1, 2006	June 30, 2006	4.25 to 1.00	—
July 1, 2006	Credit Agreement Termination Date	3.75 to 1.00	—
December 31, 2005	—	—	5.25 to 1.0
January 1, 2006	June 30, 2006	—	5.75 to 1.0
July 1, 2006	December 31, 2006	—	5.00 to 1.0
January 1, 2007	June 30, 2007	—	4.50 to 1.0
July 1, 2007	Thereafter	—	4.25 to 1.0
The fixed charge coverage ratio is EBITDA for the four fiscal quarters then ended less capital expenditures not financed by capital leases to fixed charges for the same four fiscal quarters then ended. EBITDA does not include depreciation of rental merchandise and is adjusted for one-time non-cash charges. Fixed charges are the sum of all principal payments made on indebtedness, but excluding payments on revolving credit, plus interest expense, restricted payments, all prepayments on senior notes and income taxes paid or payable. The fixed charge coverage ratio shall not be less than 1.25 to 1.00 from April 1, 2004 through June 2, 2008.
The Company cannot allow the book value of rental merchandise under lease to be less than 74% of the total book value of rental merchandise held for rent at the end of each calendar month ending September 30, October 31 and November 30 in each fiscal year and 77% for all other calendar months in each fiscal year. The value of idle jewelry cannot exceed 7.5% of the total value of rental merchandise as measured at the end of each calendar month. The Company cannot incur capital expenditures in an amount in excess of $20,000 in the aggregate during any fiscal year. The $20,000 maximum is increased for any unused preceding year permitted amount not to exceed $22,500 in a fiscal year. The November 18, 2005 amended credit agreement states the borrower or any of its guarantors shall not incur capital expenditures in an amount in excess of $25,000 in the aggregate during any fiscal year.
Consolidated net worth shall not be less than $85,000 plus 75% of positive net income for each quarter on or after September 30, 2003, with no deduction for losses and 90% of any subsequent incremental issuance of new equity securities, other than equities issues in connection with the exercise of employee stock options and capital stock issued to the seller of an acquired business in connection with a permitted acquisition.

          The Company cannot permit EBITDA for the twelve consecutive calendar months then ended to be less than:

Minimum EBITDA
	Credit Agreement as of	Amended CreditAgreement
For the period:	September 30, 2005	as of November 18, 2005
September 2005 – August 2006	$55.0 million	—
September 2006 – Each Month Thereafter	$60.0 million	—
October 1, 2005 – March 31, 2006	—	$45.0 million
April 1, 2006 – May 31, 2006	—	$40.0 million
June 1, 2006 – August 31, 2006	—	$42.0 million
September 1, 2006 – November 30, 2006	—	$45.0 million
December 1, 2006 – February 28, 2007	—	$50.0 million
March 1, 2007 – May 31, 2007	—	$52.5 million
June 1, 2007 – Thereafter	—	$55.0 million
     The Company’s bank credit facility prohibits the payment of common stock dividends.
     The Company is in compliance with all covenants at September 30, 2006.
     At September 30, 2006, the Company had outstanding standby letters of credit of $3,196. The letters of credit typically act as a guarantee of payment to certain third parties in accordance with specified terms and conditions. The Company guarantees standby letters of credit for DPI, its majority owned subsidiary, in the amount of $300, at September 30, 2006, which are included in the total outstanding letters of credit disclosed above.
As a result of the sale to Rent-A-Center (see Note 15) all outstanding debt was paid with the proceeds from the sale.
9. CONVERTIBLE PREFERRED STOCK:
     On June 2, 2003, the Company issued 1,500 shares of its Series A convertible preferred stock, for $10,000 per share (the “convertible preferred stock”) and granted a one-year option to purchase an additional 500 shares of convertible preferred stock (the “additional preferred shares”). The net proceeds from the sale of the convertible preferred stock were used to repay the Company’s prior senior credit facility. The net proceeds of $14,161 from the issuance of the convertible preferred stock are net of issuance costs of $839, and are classified outside of permanent equity because of the redemption date and other redemption provisions, except the option to purchase additional convertible preferred stock which was included in permanent equity. The remaining options to purchase additional shares were exercised in 2004. The convertible preferred stock is being accreted to its maximum redemption amount possible pursuant to Topic D-98, “Classification and Measurement of Redeemable Securities,” using the effective interest method from the issuance date to the June 2, 2011, redemption date.
     The terms of the convertible preferred stock include a number of conversion and redemption provisions that represent derivative financial instruments under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”). Certain features of the convertible preferred stock are accounted for as embedded derivative financial instruments. The Company has determined that the option to purchase additional preferred shares was an embedded derivative financial instrument that qualified for scope exemption under the provisions of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF-0019”). As such, this derivative was initially required to be bifurcated and recorded at fair value in the equity section of the consolidated balance sheet upon issuance but does not require mark to market accounting. The carrying value of this derivative financial instrument was reduced to $0 during the quarter ended June 30, 2004 due to the exercise of the remaining options. The Company also has determined the convertible feature of the convertible preferred stock is a derivative financial instrument that does not qualify for scope exemption under EITF 00-19; and, is required to be bifurcated, recorded at fair value, and marked to market. The market value of this derivative financial instrument was $15,883 at September 30, 2006, and is recorded in convertible redeemable preferred stock in the consolidated balance sheet. It was bifurcated and recorded in the temporary equity classification on the balance sheet. The change in the fair market value of the conversion feature resulted in loss of $4,997 in 2006, which was recorded to other expense in the Company’s consolidated statements of operations. The fair values of the derivatives were determined with the assistance of an independent valuation firm.
     Below is a description of the material terms of the convertible preferred stock.
     Dividends. Dividends will accrue daily at a rate of 8.0% per annum. Dividends on the preferred stock are payable on the first day of each calendar quarter in cash or in shares of Company common stock at the Company’s option; provided, however, that if the Company elects to pay dividends in shares of common stock, (i) a registration statement must be effective with respect to such shares of common stock and (ii) the payment would be at 95% of the arithmetic average of the daily volume weighted average prices of the common stock for the five trading days immediately preceding the second trading day prior to the applicable dividend payment date. The Company is required to pay dividends in cash if a triggering event occurs. Dividends not paid within five business days of the dividend payment date bear interest at 15.0% per annum until paid in full. During the period commencing upon the occurrence of a share liquidity event and ending when such event is cured, the dividend rate shall increase to 15% per annum. Preferred dividends of $1,600 were charged to accumulated deficit for the year ended September 30, 2006.
     Conversion provisions. Subject to certain limitations, each share of preferred stock is convertible at the holder’s option. Preferred stock is convertible in the Company’s common stock by dividing the stated value of such shares by the conversion price. The conversion price is $6.00 per share for preferred stock issued at the initial closing and $6.65 per share for any additional preferred shares issued, subject to certain anti-dilution adjustments. The holders can convert the preferred stock to 3,251,880 shares of common stock with a market value of $34,112 at September 30, 2006.
     Limitation on beneficial ownership. The Company has no obligation to effect any conversion, and no holder of preferred shares has the right to convert any preferred shares, to the extent that after giving effect to such conversion, the beneficial ownership of a number of shares exceeds 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion.
     Mandatory redemption at maturity. If any preferred shares remain outstanding on the maturity date (June 2, 2011), the Company shall redeem in cash such shares at a redemption price equal to the stated value of such shares plus accrued but unpaid dividends. The stated value plus unpaid dividends is $24,124 at September 30, 2006.
     Purchase rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock, then the holders of preferred shares will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which such holder would have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of the preferred shares.
     Re-organization, reclassification, consolidation, merger or sale. Prior to the sale of all or substantially all of the Company’s assets following which the Company is not a surviving entity, the Company will secure from the person purchasing such assets or the successor, a written agreement to deliver to each holder of preferred shares in exchange for such shares, a security of the acquiring entity similar in form and substance to the preferred shares, including, without limitation, having a stated value and liquidation preference equal to the stated value and liquidation preference of the preferred shares.
     Company’s Redemption Provisions. On the date the Company publicly discloses a change of control, the Company has the right, in its sole discretion, to require that all, but not less than all, of the outstanding preferred shares be redeemed at a price per preferred share equal to the applicable change of control redemption price discussed below.
     Subject to certain requirements, the Company can redeem the preferred stock at any time from and after June 2, 2008, in whole or in part, for an amount in cash equal to the conversion amount of the preferred shares selected for redemption.
     Holder’s Redemption Provisions. Upon a change of control each holder of preferred shares has the option to require the Company to redeem all or a portion of the preferred shares held in cash at a premium determined as follows.
     The change of control redemption price is determined as follows:
1)	If the acquiring entity is a publicly-traded entity, the redemption price is the greater of (A) the product of (i) the change of control redemption percentage (discussed below) and (ii) the conversion amount; or (B) the sum of (i) the stated value and (ii) a Black-Scholes valuation amount,

2)	If the acquiring entity is not a publicly traded entity, the redemption price is the product of (i) the change of control redemption percentage and (ii) the conversion amount.
     The change of control redemption percentage is:
1)	125% for the period commencing on the initial issuance date and ending on the second anniversary of the initial issuance date,

2)	120% for the period commencing on the day after the second anniversary and ending on the third anniversary of the initial issuance date,

3)	115% for the period commencing on the date after the third anniversary of the initial issuance date and ending on the maturity date.
     At any time on and after the six month anniversary of the repayment, redemption or retirement of all of the senior secured notes and all amounts outstanding under the senior credit facility, each holder has the option to require the Company to redeem at any time all or a portion of such holder’s preferred shares at a price per preferred share equal to the conversion amount.

     Voting rights. Holders of preferred shares have no voting rights, except as required by law.
     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of the preferred shares are entitled to receive cash in an amount equal to its stated value plus accrued but unpaid dividends before any amount shall be paid to common stock holders.
     Restriction on redemption and cash dividends. Unless all of the preferred shares have been converted or redeemed, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on its capital stock.
     Restriction of Additional Preferred Stock. Without the consent of the holders of the Series A preferred shares, the Company may not issue any other preferred shares that would rank senior to or pari passu with the Series A preferred with respect to payments of dividends or on liquidation.
     Registration rights. The Company has filed a registration statement on Form S-3 covering the shares of common stock issuable upon conversion of the preferred stock. acquired in the initial closing, which became effective on July 11, 2003. The Company has also filed a registration statement on Form S-3 covering shares of common stock issuable upon conversion of the preferred stock acquired in the subsequent closings, which became effective July 27, 2004.
As a result of the sale to Rent-A-Center (see Note 15) all preferred stock was redeemed for an aggregate price of $36,365.
10. COMMITMENTS AND CONTINGENCIES:
     The Company leases substantially all of its retail stores under non-cancelable agreements generally for initial periods ranging from three to five years. The store leases generally contain renewal options for one or more periods of three to five years. Most leases require the payment of taxes, insurance, and maintenance costs by the Company. The Company leases certain transportation, satellite and computer equipment under capital leases and, to a lesser extent, operating leases, under arrangements that expire over the next 5 years. At September 30, 2006, future minimum rental payments under non-cancelable capital and operating leases are as follows:

	Capital Leases	Operating Leases
2007	$7,049	$28,106
2008	6,498	22,883
2009	4,409	18,294
2010	2,482	11,978
Thereafter	780	5,645

Total minimum payments required	21,218	86,906
Amount representing interest obligations under capital lease	(947)	—

	$20,271	$86,906

     The capital lease agreements have a minimum lease term of one year and permit monthly renewal options and contain residual lease guarantees. The Company has retained the leased vehicles an average of 50 months.
     The Company’s investment in equipment under capital leases was as follows at September 30, 2006:

Transportation equipment	$43,847
Satellite equipment	1,472
Computer equipment	2,103
Other	320
Less accumulated amortization	(26,866)

Net equipment under capital lease	$20,876

     Rent expense under operating leases for the year ended September 30, 2006 was $28,831.
     The Company is subject to legal proceedings and claims in the ordinary course of its business that have not been finally adjudicated. Certain of these cases, have resulted in initial claims totaling $8,542. However, all but $287 of such claims are, in the opinion of management, covered by insurance policies or indemnification agreements, or create only remote potential of any liability exposure to the Company and therefore should not have a material effect on the Company’s financial position, results of operations or cash flows. Additionally, threatened claims exist for which management is not yet able to reasonably estimate a potential loss. In management’s opinion, none of these threatened claims will have a material adverse effect on the Company’s financial position, results of operations or cash flows.
     As of September 30, 2006, the Company has non-cancelable vehicle orders to lease approximately 90 vehicles, which will total approximately $1,953 upon acceptance by the Company of delivery of those vehicles. The lease term begins upon the Company’s acceptance of vehicles according to its master lease agreement.

     The Company has approximately $917 recorded as deposits held for customers recorded in other liabilities at September 30, 2006.
11. INCOME TAXES:
     The Company’s income tax expense (benefit) consists of the following components for the year ended September 30, 2006:

Current expense (benefit):
Federal	$181
State and local	—

181

Deferred expense (benefit):
Federal	4,359
State and local	527

4,886

Income tax expense	$5,067

     A reconciliation of the income tax expense (benefit) compared with the amount at the U.S. statutory tax rate of 35% for the year ended September 30, 2006 is shown below:

Tax provision at U.S. statutory rate	$(624)
State and local income taxes, net of federal benefit	(72)
Deferred tax valuation allowance	3,244
Permanent differences	2,519

Income tax expense	$5,067

     At September 30, 2006, the components of the net deferred tax asset (liability) are as follows:

Rental merchandise	$(14,072)
Property and equipment	5,654
Operating loss carryforwards	80,239
Intangibles	3,316
Goodwill	(20,742)
Accrued expenses	3,946
Other	241
Tax credits	630
Deferred revenue, net of expenses	2,432
Deferred tax valuation allowance	(82,386)

Net deferred tax asset (liability)	$(20,742)

     As of September 30, 2006, a full valuation allowance on the Company’s net deferred tax assets has been recorded, as management believes it is more likely than not that such tax benefits will not be realized.
     For 2006, the Company recorded cumulative deferred tax expense of $4,886 as a result of the impact of applying SFAS 142. SFAS 142 stops the amortization of goodwill for book purposes, but for tax purposes, it continues to be deductible and amortizable in accordance with current tax laws. The deferred income tax expense for 2006 attributable to the impact of SFAS 142 results from an increase to the valuation allowance because the Company can no longer look to the reversal of the deferred tax liability associated with the tax deductible goodwill to offset its deferred tax assets in accordance with SFAS 109, Accounting for Income Taxes. The impact of the continued tax-deductible goodwill will result in deferred tax expense in future years to the extent the Company has a full valuation allowance.
     As of September 30, 2006, the Company has federal net operating loss carryforwards of $204,668 for income tax purposes, the majority of which expire in years fiscal 2018 through fiscal 2025. Approximately $3,745 of the operating loss carryforwards will result in a credit to shareholders’ equity when it is determined they can be utilized.
     The Company also has state net operating loss carryforwards of $212,150. Additionally, as of September 30, 2006, the Company has alternative minimum tax credits of approximately $328 and general business credits of $302.
12. RELATED PARTY TRANSACTIONS:
     In June 2006, in accordance with Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company received $1,444 from a greater than 10% shareholder, which represented “short swing profits” under Section 16 of the Exchange Act. These profits arise from certain sales and purchases by the shareholder within six-month periods in violation of Section 16(b). The amount received was recorded as an increase to additional paid in capital.

     Effective May 1, 2005, the former Chairman and Chief Executive Officer of the Company stepped down as CEO and solely served as Chairman of the Board. As of the effective date, his existing employment agreement was terminated and superseded by a consulting agreement under which the Company will pay consulting fees at an annual rate of $200 on a monthly basis for 5 years. During the term of the consulting agreement, the Chairman is eligible to participate, to the extent eligible, in the benefit plans and programs, and receive benefits generally provided to executive officers of the Company. During the first two years of the consulting agreement the Company will pay or reimburse, up to $5 of premiums of a life insurance policy insuring the Chairman’s life in the amount of $7,000. The Company also entered into a non-competition agreement with the Chairman that will pay an annual rate of $150 on a monthly basis. The term of the non-competition agreement is the lesser of (a) seven years, or (b) two years after the termination for any reason of the consulting agreement.
     The Company has entered into an engagement agreement with a former director of the Company that provides for the payment of $100 per year for 10 years commencing October 1, 1999.
13. STOCK OPTIONS:
     In March 2004, the Board of Directors of the Company adopted, and the shareholders approved, the Rent-Way, Inc. 2004 Stock Option Plan (the “2004 Plan”), which authorizes the issuance of up to 1,700,000 shares of common stock pursuant to stock options granted to officers, directors, key employees of the Company. The option exercise price will not be less than the fair market value of the Company’s common stock on the grant date. The 2004 Plan will expire in March 2014 unless terminated earlier by the Board of Directors. The authorized number of shares, the exercise price of outstanding options, and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations, and similar transactions. The 2004 Plan is administered by the Compensation Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 2004 Plan.
     In March 1999, the Board of Directors of the Company adopted, and the shareholders approved, the Rent-Way, Inc. 1999 Stock Option Plan (the “1999 Plan”) which authorizes the issuance of up to 2,500,000 shares of common stock pursuant to stock options granted to officers, directors, key employees, consultants, and advisors of the Company. The option exercise price will be at least equal to the fair market value of the Company’s common stock on the grant date. The 1999 Plan will expire in March 2009 unless terminated earlier by the Board of Directors. The authorized number of shares, the exercise price of outstanding options, and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations, and similar transactions. The 1999 Plan is administered by the Compensation Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 1999 Plan.
     The Board of Directors of the Company also adopted, and the shareholders have approved the Rent-Way, Inc. 1995 Stock Option Plan (the “1995 Plan”), which authorizes the issuance of up to 2,000,000 shares of common stock pursuant to stock options granted to officers, directors, and key employees of the Company. The 1995 Plan is administered by the Compensation Committee of the Board of Directors and contains terms and provisions substantially identical to those contained in the 1992 Plan.
     In June 1992, the Board of Directors of the Company adopted, and the shareholders have approved, the Rent-Way, Inc. Stock Option Plan of 1992 (the “1992 Plan”) which authorizes the issuance of up to 600,000 shares of common stock pursuant to stock options granted to officers, directors and key employees of the Company. The option exercise price will be at least equal to the fair market value of the Company’s common stock on the grant date. No options may be granted under this Plan any time following 10 years from the date of the Plan’s adoption, June 17, 2002. No option may be exercised more than 10 years from its date of grant. The authorized number of shares, the exercise price of outstanding options and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations and similar transactions. The 1992 Plan is administered by the Compensation Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 1992 Plan.
     Effective October 1, 2005, the Company adopted the provisions of FASB Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”) for its stock-based compensation plans. Prior to fiscal 2006, the Company accounted for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations, as permitted by the original provisions of Statement of Financial Accounting Standards No. 123, “Share-Based Payment”. Under APB 25, the Company recorded no compensation expense since the exercise price of its options equaled the fair market value of the underlying common stock on the date of grant. The Company instead utilized the disclosure-only provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Under SFAS 123R, all stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense in the income statement over the requisite service period.

     The Company adopted SFAS 123R using the modified prospective transition method. Under the modified prospective transition method, the Company is required to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. Compensation cost related to the unvested portion of previously granted awards was based on the grant-date fair value estimated in accordance with the original provision of SFAS 123. There were no options granted during fiscal year 2006. Results for prior periods have not been restated and do not reflect the recognition of stock-based compensation. The Company used the Black-Scholes option-pricing model to estimate the grant-date fair value of each option granted before the adoption of SFAS 123R. The total intrinsic value of stock options exercised during fiscal 2006 was immaterial. Total unrecognized compensation cost related to nonvested stock-based compensation totaled $1,433 as of the end of fiscal 2006. The unrecognized compensation cost will be recognized over a weighted-average period of three years.
     On March 29, 2005, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin (“SAB”) No. 107 to express the view of the staff regarding the interaction between SFAS 123R and certain SEC rules and regulations and to provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. The additional guidance of SAB 107 was taken into consideration with the implementation of SFAS 123R.
     The following table summarizes the transactions under the stock option plan for the fiscal year ended September 30, 2006:

		Weighted
	Options	Average	Aggregate
(in thousands, except per share amounts)	Outstanding	Exercise Price	Intrinsic Value (1)
Balance at September 30, 2005	3,015,653	$7.83
Granted	—	—
Exercised	(299,771)	6.33
Cancelled	(483,863)	8.62

Balance at September 30, 2006	2,232,019	$7.86	$5,868

Exercisable at September 30, 2006	1,674,130	$8.65	$3,086

(1)	The intrinsic value of a stock option is the amount by which the current market value of the underlying stock exceeds the exercise price of the option.
During 2006, as a result of the exercise of options, the Company received shares, in the amount of $191, in lieu of payroll taxes.
     Under SFAS 123R, compensation cost is recognized net of estimated forfeitures and is recognized over the awards’ service period on a straight-line basis. The compensation expense recorded during fiscal 2006 was $451 and is classified within salaries and wages in the Consolidated Statement of Operations. The Company has elected to adopt the alternative transition method, as permitted by FASB Staff Position No. FAS 123R-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” for calculating the tax effects of stock-based compensation pursuant to SFAS 123R for those employee awards that were outstanding upon adoption of SFAS 123R. The alternative transition method allows the use of simplified methods to calculate the beginning additional paid in capital pool related to the tax effects of employee stock-based compensation and to determine the subsequent impact of the tax effects of employee stock-based compensation awards on the additional paid in capital pool and the consolidated statements of cash flows. The following table illustrates the impact of stock-based compensation on reported amounts:

	Fiscal Year Ended
	September 30, 2006
		Impact of Equity-
(in thousands, except per share amounts)	As Reported	Based Compensation
Income (loss) before income taxes and discontinued operations	$(1,782)	$(451)
Net loss	$(6,986)	$(451)
Net loss allocable to common shareholders	$(9,381)	$(451)
As a result of the sale to Rent-A-Center, all outstanding options were exercised at $10.65 per share.
14. EMPLOYEE BENEFIT PLANS:
     Effective January 1, 1994, Rent-Way established the Rent-Way, Inc. 401(k) Retirement Savings Plan (the “RentWay Plan”). Participation in the Plan is available to all Company employees who meet the necessary service criteria as defined in the Plan agreement. Company contributions to the Plan are based on a percentage of the employees’ contributions, as determined by the Board of Directors. The Company’s contribution expense was $1,059 for the year ended September 30, 2006.
15. SUBSEQUENT EVENT:
     The Company was acquired by Rent-A-Center, Inc. on November 15, 2006. The Company will survive as an indirect wholly-owned subsidiary of Rent-A-Center, Inc. The stockholders of the Company received $10.65 in cash for each share of Rent-Way common stock, which aggregates to cash consideration for the transaction of approximately $567 million, including cash payable to stockholders and holders of all options (net of applicable exercise prices), net debt and other liabilities of Rent Way and the redemption of all outstanding convertible preferred stock.